Exhibit 99.1

International Commercial Television, Inc. Reports

First Quarter 2014 Financial Results

Re-Branding Corporate Name to ICTV Brands

Expanded Product Portfolio for Growth

Conference Call Begins Today at 4:30pm EDT

Wayne, PA -- (Marketwired) – May 13, 2014 – International Commercial Television, Inc. (ICTL), (or “ICTV”), a direct response marketing and branding company focused on the health, wellness and beauty sector, today reported financial results for the three months ended March 31, 2014.

First Quarter 2014 Highlights:

•

Building product portfolio to achieve target of becoming a $100mm+ revenue company in the next 2-3 years

•

Operating loss included $436,000 of non-cash expenses and incremental investment, which were immaterial in the comparable year quarter

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DermaWand next-generation device on track to be ready in 2nd half of 2014

•

DermaWand DRTV launching directly in Canada; generating $670,000 in revenue

•

Mexico distribution partner’s continued success with having purchased 100,000 DermaWand units since October 2013

•

Continued expansion of DermaVital continuity line; demonstrating 19% revenue growth

•

Elastin-rp launch

•

Coral Actives exclusive licensing agreement

•

Hiring Richard King, a seasoned retail director

•

Derma Brilliance positive data from completed clinical study

•

Current working capital ratio remains at or above of 2X

•

Increased cash balance to $1.7 million, from $1.4 million at the end of 2013

Kelvin Claney, Chairman and Chief Executive Officer, stated, “Our optimism for the remainder of 2014 and into 2015 goes beyond our existing portfolio of branded health and beauty products. Our recent success has spawned numerous introductions and inquiries from inventors and product people in the health and beauty sector. Our pipeline for new products is greater and of higher quality than at any other time in our corporate history. Both our current portfolio of products and our pipeline of opportunities have a nice mix of device with “razor + razor blade” models and recurring revenue continuity models. We do expect to continue to invest in such for future growth as we believe that is the best way to reward shareholders. We will continue to do so in a conservative and cautious manner. While we expect to hit many singles and doubles, we are optimistic another homerun, such as DermaWand, is within our current portfolio.”

Revenues for the first quarter ended March 31, 2014 were $9.8 million, compared to $12.4 million for the first quarter of 2013. Approximately 10% of revenue was generated internationally, not including Canada, which is sold directly and accounted for under domestic revenue. Gross profit margin of 73.7 percent was realized in the first quarter 2014, up from 71.7 percent. Operating loss for the first quarter was $0.5 million, compared to an operating profit of $1.5 million in the first quarter of 2013. Of note, the operating loss for the first quarter 2014 included non-cash expenses and incremental investment (research and development and new production) of approximately $436,000, which were not material in the first quarter of 2013. These first quarter 2014 expenses were comprised of stock based compensation expense of approximately $200,000, product development and clinical testing expenditures of approximately $144,000, and new production expenses of $92,000.

Net loss for the first quarter was $0.5 million, compared to a net profit of $1.2 million in the first quarter of 2013. The resulting EPS is ($0.02), as compared to $0.05 in the comparable quarter a year earlier. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was approximately ($304,000).

DermaVital, our continuity line of creams and lotions, designed to enhance the DermaWand user results, has continued to ramp as expected, demonstrating 19% growth year-over-year to contribute revenue of approximately $1.2 million. During the first quarter we also launched DermaWand DRTV in Canada, launched elastin-rp, a branded system of cosmetic formulations and acquired the exclusive worldwide rights to Coral Actives, a line of acne treatment and skin cleansing products.

Elastin-rp, a branded system of cosmetic formulations designed to help improve the elasticity of the skin, thereby diminishing the appearance of fine lines and wrinkles, initially launched in January 2014. In clinical studies, elastin-rp has proven to increase skin elasticity by 50%, helping to repair, rejuvenate, restore and naturally fill-in for flawless skin. After spending approximately $40,000 in media testing on our initial re-edited Elastin RP infomercial between mid-January and early March, we completed our second edited version of the elastin infomercial, including a 5 minute short-form version.

As of March 31, 2014, the Company had $1.7 million in cash, compared to $1.4 million at December 31, 2013, and reflects continued investment in expenditures on new product acquisition and development. Our current working capital ratio remains at or above 2X, which demonstrates our solid short-term liquidity. We have also reached a positive shareholders’ equity of approximately $2.1 million, up from a negative $400,000 at year end 2012. The note payable to shareholder was reduced by $200,000 in the first quarter to a balance of $194,000, and subsequently further reduced to $174,000. We generated positive cash flows from operations of approximately $225,000 in the three months ended March 31, 2014.

Richard Ransom, President, stated, “I am extremely pleased about the progress we have made in proving ourselves with a single product, in DermaWand, and a single marketing/distribution channel of DRTV to expanding to a portfolio of products and multiple marketing/distribution channels in DRTV, Internet/digital, e-commerce, live television shopping and retail. Our soon-to-be new corporate identity of ICTV Brands is targeting continued growth in 2014 and a goal of becoming a $100mm+ revenue company in the next 2-3 years.”

Conference Call

ICTV will hold a conference call to discuss the Company’s first quarter 2014 results and answer questions today, May 13, 2014, beginning at 4:30pm EDT.  The call will be open to the public and will have a corporate update presented by ICTV's Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ryan LeBon, followed by a question and answer period.

The live conference call can be accessed by dialing (866) 952-1908 or (785) 424-1827. Participants should ask for the International Commercial Television Earnings Conference Call.  Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through May 27, 2014. To listen to the replay, dial (800) 839-3735 (domestic) or (402) 220-2977 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvonline.com) for those who are unable to attend the live call.

About International Commercial Television, Inc.

International Commercial Television, Inc. sells various health, wellness and beauty products through infomercials and other channels primarily in the United States. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through infomercials, live home shopping television, specialty outlets and online shopping. It offers health and beauty products, including DermaWand, a skin care  device that reduces the appearance of fine lines and wrinkles, and helps improves skin tone and texture; and DermaVitál, a professional quality skin care range that effects superior hydration. International Commercial Television Inc. was founded in 1993 and headquartered in Wayne, Pennsylvania.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation.  Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles.  Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company.  Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

The matters discussed in this press release may contain "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). The Company intends that the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by ICTV. Undue reliance should not be placed on forward-looking statements as they may involve risks and uncertainties. The actual results that ICTV achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

-- Financial Statements follow --

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,721,716	$1,370,178
Cash held in escrow	28,171	62,924
Accounts receivable, net of doubtful account reserves of $482,248 and $446,307, respectively
	1,074,168	791,292
Inventories, net	1,915,805	1,778,073
Prepaid expenses and other current assets	708,816	733,427
Total current assets	5,448,676	4,735,894

Furniture and equipment	60,007	81,507
Less accumulated depreciation	(37,033)	(66,712)
Furniture and equipment, net	22,974	14,795

Other assets	12,132	21,297

Total assets	$5,483,782	$4,771,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,377,820	$1,391,342
Severance payable – short-term	40,800	40,800
Deferred revenue – short-term	297,613	242,827
Tax penalties payable	-	190,000
Total current liabilities	2,716,233	1,864,969

Severance payable – long-term	36,800	47,000
Deferred revenue – long-term	464,138	386,821
Convertible note payable to shareholder – long-term	193,723	393,723
Total long-term liabilities	694,661	827,544

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized,
23,163,316 and 21,826,650 shares issued and outstanding
as of March 31, 2014 and December 31, 2013, respectively	12,952	11,616
Additional paid-in-capital	8,183,497	7,676,177
Accumulated deficit	(6,123,561)	(5,608,320)

Total shareholders’ equity	2,072,888	2,079,473

Total liabilities and shareholders’ equity	$5,483,782	$4,771,986

See accompanying notes to condensed consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(Unaudited)

	2014	2013

NET SALES	$9,822,500	$12,400,233

COST OF SALES	2,579,632	3,506,857

GROSS PROFIT	7,242,868	8,893,376

OPERATING EXPENSES:
General and administrative	1,948,306	1,893,339
Selling and marketing	5,799,848	5,468,993
Total operating expenses	7,748,154	7,362,332

OPERATING INCOME (LOSS)	(505,286)	1,531,044

INTEREST EXPENSE, NET	(3,370)	(6,705)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	(508,656)	1,524,339

PROVISION FOR INCOME TAXES	(6,585)	(355,780)

NET INCOME (LOSS)	$(515,241)	$1,168,559

BASIC NET INCOME (LOSS) PER SHARE	$(0.02)	$0.06

DILUTED NET INCOME (LOSS) PER SHARE	$(0.02)	$0.05

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	22,555,242	21,011,274

DILUTED	22,555,242	22,713,762

See accompanying notes to condensed consolidated financial statements.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(Unaudited)

	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(515,241)	$1,168,559
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation	1,249	3,634
Bad debt expense	631,275	963,441
Share based compensation	199,777	(20,125)
Reduction in tax penalties payable	(85,933)
Change in assets and liabilities
Accounts receivable	(914,151)	(1,385,565)
Inventories	(137,732)	(154,540)
Prepaid expenses and other assets	41,792	36,529
Accounts payable and accrued liabilities	986,478	(1,106,218)
Severance payable	(10,200)	(10,200)
Tax provision payable	-	307,655
Tax penalties payable	(104,067)	-
Deferred revenue	132,103	93,174
Net cash provided by (used in) operating activities	225,350	(103,656)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(9,428)	(4,000)
Net cash used in investing activities	(9,428)	(4,000)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from exercise of options	46,280	96,200
Proceeds from exercise of warrants	129,583	-
Payments on note payable	-	(30,169)
Payments on convertible note payable to shareholder	(75,000)	(55,000)
Net cash provided by financing activities	100,863	11,031

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	316,785	(96,625)

CASH AND CASH EQUIVALENTS, beginning of the period	1,433,102	908,366

CASH AND CASH EQUIVALENTS, end of the period	$1,749,887	$811,741

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$6,585	$-
Tax penalties and interest paid	$104,067	$-
Interest paid	$3,759	$6,839
Write off of fully depreciated assets	$30,928	$-
Conversion of shareholder note payable	$125,000	$-

See accompanying notes to condensed consolidated financial statements.

Contact Information

International Commercial Television, Inc.

Rich Ransom

ransom@ictvonline.com

484-598-2313

Hayden IR

hart@haydenir.com

917-658-7878